Exhibit 9(cc)

                                     FORM OF
                     AMENDMENT TO TRANSFER AGENCY AND REGISTRAR AGREEMENT


         THIS AMENDMENT dated as of May 6, 1997 (the "Amendment") is made to the Transfer Agency and Registrar Agreement, dated as of the 28th day of June, 1995 (the "Agreement") between THE MUNDER FUNDS TRUST (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG") (then known as The Shareholder Services Group, Inc.).

         The Company and FDISG agree that the Agreement shall, as of the date first written above, be amended as follows:

                  Schedule A, "Fee Schedule," of the Agreement shall be deleted in its entirety and the Schedule A attached hereto shall be substituted in its place.

         In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


THE MUNDER FUNDS TRUST


By:  _____________________________
Title:_____________________________

FIRST DATA INVESTOR SERVICES GROUP, INC.


By:  _____________________________
Title:_____________________________



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                               TRANSFER AGENT FEES


1)       Asset Based Charge:                Based on the total net assets of the companies (as defined below*)

                                            First  $2.8  billion of net assets @
                                            2.0 basis  points Next $2.2  billion
                                            of aggregate  net assets @ 1.5 basis
                                            points Over $5 billion of  aggregate
                                            net assets @ 1.0 basis points

         Other Fees:                        IRA accounts will be charged $10.00 per annum
                                            NSCC Transaction Charge is $.15 per financial transaction

2)       System Development:                Client defined system enhancements will be agreed upon by Transfer Agent and
                                            Munder Capital and billed at a rate of $100.00 per hour


*Companies shall include The Munder Funds Trust, The Munder Funds, Inc. (other than the Munder All-Season Maintenance Fund,
Munder All-Season Accumulation Fund, Munder All-Season Development Fund and Munder Financial Services Fund) and the
Liquidity Plus Money Market Fund of St. Clair Funds, Inc.

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